EXHIBIT 99.2

                               FIRST AMENDMENT TO
                           ORANGE-CO OF FLORIDA, INC.
                           401(k) SALARY DEFERRAL PLAN

Orange-co of Florida, Inc., a Florida corporation (the "Employer"), and B.H. Griffin, III, (the "Trustee") hereby agree and consent this 15th day of December, 1994 to amend the Orange-co of Florida, Inc. 401(k) Salary Deferral Plan entered into by and between the parties hereto, as amended and restated in its entirety effective January 1, 1994 (the "Plan"), this First Amendment being effective December 15, 1994, as follows:

1. Section 5.3 is deleted in its entirety and the following is substituted in lieu thereof:

     5.3 Matching Contributions. Subject to Section 5.6, Matching Contributions, if any, made by the Employer with respect to any Allocation Period shall be allocated to the Matching Contribution Account of each Active Participant who is employed by the Employer on the last day of the Plan Year in the proportion that the amount of each such Participant's Salary Reduction Election in effect for the Allocation Period (and which is otherwise allowable under the Plan for that Plan Year) bears to the total amount of the Salary Reduction Elections in effect for all such Participants for that Allocation Period; provided, however, that for purposes of this Section 5.3, the Employer may specify, by action taken prior to the last day of the Allocation Period, that the maximum Salary Reduction Election taken into account on behalf of any Participant for that Allocation Period shall not exceed a specified percentage of the Participant's Compensation for the Allocation Period. If the employment of a Participant terminates by reason of death, Total and Permanent Disability or attainment of Retirement Date, such Participant's Matching Contribution Account shall receive an Allocation of Matching Contributions for the Plan Year in which such termination occurs to the same extent as if the Participant were employed by the Employer on the last day of the Plan Year.

2. Section 9.11 is amended by deleting the first two sentences and substituting the following in lieu thereof:

     9.11 Hardship Distributions. A Participant may request a distribution of his Salary Reduction Contribution Account (not including any earnings on Salary Reduction Contributions), Profit Sharing Contribution Account or Rollover Contribution Account in the case of an immediate and heavy financial need. The value of a Participant's Salary Reduction Contribution Account, Profit Sharing Contribution Account or Rollover Contribution Account shall be based on the value of such account as of the immediately preceding Valuation Date.

          Except as hereinabove modified and amended, the Plan shall remain unchanged and continue in full force and effect.


Signed, sealed and delivered                 EMPLOYER
in the presence of:                          Orange-co of Florida, Inc.


John R. Alexander                            Gene Mooney
_________________                            ------------------
John R. Alexander                            Gene Mooney, President

C. B. Myers, Jr.
- - -----------------
C. B. Myers, Jr.
Witnesses as to Employer

                                            TRUSTEE

John R. Alexander                           B. H. Griffin, III
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John R. Alexander                           B. H. Griffin, III

C. B. Myers, Jr.
- - -----------------
C. B. Myers, Jr.
______________________
Witnesses as to Trustee